EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

May 15, 2012

YTB INTERNATIONAL, INC.
EMBARKS ON RESTRUCTURING PROGRAM

Wood River, Illinois:

YTB International, Inc. [OTC: YTBLA] announced today that it is embarking on an important restructuring program aimed at restoring the Company’s profitability and focusing its strategy on its core business of web-based travel-related services.

 “The Company needs to refocus on organizational improvement and operational execution,” said Mr. Fred Lutzeier, a member of the Company’s Board of Directors, who went on to say, “We believe there are a number of steps that can be taken during the next few months that will improve the operating results of the business.”

In connection with the restructuring program, Robert M. Van Patten submitted his resignation as President, CEO, Interim CFO, and as a member of the Board of Directors.  “The Company would like to thank Bob for his efforts since being appointed CEO in 2009,” said Mr. Lutzeier. The Board has begun a search for a new President, CEO and CFO.  In the interim, the independent directors, led by Mr. Lutzeier and Ms. Patricia S. Williams, are overseeing a management committee of staff and operating executives which is guiding the daily affairs of the Company.

In another management move, the Company announced that Steven Boyd has been appointed as the Company’s principal financial and accounting officer.  Mr. Boyd previously served as Senior Manager of Finance and Compensation for MEMC Electronic Materials, Inc. from 2008 through earlier this year in 2012.  Prior to that, Mr. Boyd was Controller for YTB from 2006 through 2008.

The Company has taken the first step in its reorganization program by implementing a reduction in force.   Effective immediately, approximately one-third of the total employees at the Company’s headquarters have been eliminated.  Salaries for certain ongoing positions are also being reduced.  “Like so many other companies that have had to make difficult and painful decisions in this highly uncertain economic environment, the Board regrets the loss of these jobs,” Ms. Williams said.  “YTB has some wonderful employees and these types of decisions are not taken lightly, nor are they taken without consideration of the impact on the lives and families of the employees whose positions have been eliminated,” Ms. Williams added.  “Unfortunately, the Company needs to adjust its cost structure in keeping with ongoing weakness in its top line results,” she went on to say.  The Company estimates that the reduction in force and the reduction in salaries will save approximately $2.4 million in operating costs.

In addition to the cost savings stemming from the elimination of these full-time positions and salary reductions, the Company also expects to realize other important efficiencies and cost reduction through a review of non-personnel related costs.    As importantly, though, the Company will begin taking a more strategic approach to its business model.  It intends to eliminate non-core products and services that are not producing a satisfactory return and explore new growth opportunities for leveraging its competitive advantages and large sales organization.  By focusing simultaneously on cost-savings and growth opportunities, the Board believes the Company can be restructured, return to profitability in the future, and remain a viable force in the marketplace.” The Company anticipates that full implementation of the restructuring program will take up to 12 months.

Regarding the Company’s announcement in March of a potential merger with LTS Neutraceuticals, Inc., Mr. Lutzeier said: “The development of the Company’s restructuring program has consumed significant attention of the Board and management in recent weeks.  We felt it important to get our own house in better order first. We will be returning to our due diligence efforts and to an evaluation of the proposed transaction to determine whether it remains in the best interest of YTB’s stockholders.”

Further, the Company announced that the audit of its full year results for 2011 and the filing of its annual report on Form 10-K for 2011 will not be done within the timeframes previously indicated in the Form 8-K filed by the Company on April 16, 2012.  The Company will also be unable to file its quarterly report on Form 10-Q for the first fiscal quarter of 2012 in a timely manner.  “As Chair of the Audit Committee, I am keenly aware of the implications of the Company’s disclosure and reporting obligations,” Mr. Lutzeier said.  “The costs and burdens of being a public company are very significant for an organization such as YTB.  As part of our restructuring program, we are studying alternatives that may lessen those costs and burdens,” he added.  “It is the goal of the Board and the management team at YTB to serve the best long-term interests of the stockholders.  The actions we are announcing today underscore that commitment.  We are striving to bring the Company back into compliance with all reporting and disclosure requirements as soon as it is feasible for the Company to do so,” Mr. Lutzeier concluded.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2010.

For more information, please contact:  David B. Groce, Interim General Counsel, at 618-655-9477.

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